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                                              Exhibit 5.1

Netivation.com, Inc.
806 West Clearwater Loop, Suite N
Post Falls, Idaho  83854

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Netivation.com, Inc. (the "Company") of an amendment to the Registration Statement on Form S-8 (Registration No. 333-90639) (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an additional 3,029,633 shares of the Company's Common Stock, $0.01 par value (the "Shares"), issuable pursuant to its 1999 Equity Incentive Plan (the "Incentive Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, The Company's Amended and Restated Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Incentive Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to this amendment to the Registration Statement.

Very truly yours,


Moffatt, Thomas, Barrett, Rock & Fields, Chtd.



By: /s/ David S. Jensen
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David S. Jensen